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                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
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[ ] Preliminary Proxy Statement      [_] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-12

                          Willamette Industries, Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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            Notes:
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Dear Fellow Shareholder:

We write to you today for two reasons. First, we are pleased to enclose a copy of our year 2000 annual report, which highlights the unique strengths of Willamette Industries, our people and our superior financial results. Second, we want to explain why we believe that your vote at this year's annual meeting on June 7 is of vital importance to Willamette and to the value of your shareholding.

Weyerhaeuser has chosen to use Willamette's 2001 annual meeting to attempt to install its own slate of partisan, paid nominees onto your Board. Weyerhaeuser is doing this as part of a hostile campaign to acquire your Company at a price that your Board believes dramatically undervalues Willamette, the premier company in the paper and forest products industry. We believe Weyerhaeuser wants to undermine your Board and ultimately deliver value to Weyerhaeuser's shareholders - value that is rightfully yours. Only by voting for Willamette's nominees can you put a stop to this. We strongly recommend that you THROW AWAY WEYERHAEUSER'S GOLD PROXY CARD.

Willamette's proxy materials will be mailed to you shortly and your Board recommends that you SIGN AND RETURN WILLAMETTE'S GREEN CARD EVEN IF YOU HAVE ALREADY SENT IN WEYERHAEUSER'S GOLD CARD.

     The annual meeting will be held at 11:00 a.m. on Thursday, June 7, 2001 at the Portland Art Museum in the third floor Grand Ballroom. Shareholders of record as of the close of business on Monday, April 16, 2001 will be eligible to vote at the meeting, and are encouraged to do so.

By voting for Willamette's nominees we believe you will be voting to protect the value of your investment in Willamette. By electing Willamette's slate, you will be electing experienced and knowledgeable board members who know your Company and who believe it is worth significantly more than what Weyerhaeuser wants to pay.

Willamette's nominees for this year's meeting are Duane C. McDougall, Willamette's Chief Executive Officer, Kenneth W. Hergenhan and Robert M. Smelick. Willamette's board members:

o Will continue to use their best judgment to do what is right for you, not Weyerhaeuser.
o  Have helped Willamette outperform the industry for the last decade.
o Will retain the flexibility to pursue future strategic transactions that deliver the most value to Willamette's shareholders, not Weyerhaeuser's.

In contrast, you should consider the following facts about Weyerhaeuser's hand-picked, partisan nominees. Weyerhaeuser's nominees:
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  o  Are each being paid $25,000 by Weyerhaeuser simply to run for election to your board.
  o Include Weyerhaeuser's former CEO, General Counsel and Sr. Vice President who we believe are still receiving substantial retirement benefits from Weyerhaeuser.
  o Have no public company board experience, other than Mr. Creighton, Weyerhaeuser's former CEO, and were never selected to serve on Weyerhaeuser's own Board

Weyerhaeuser has publicly stated that their nominees will "seek to cause the Company's Board of Directors to take all such actions as may be necessary to facilitate the Offer and the Proposed Merger". We urge you to ask yourself, do you think that Weyerhaeuser's nominees:

  o Will act in a reasoned, open-minded way, or will they simply attempt to deliver Willamette to Weyerhaeuser at the lowest possible price?
  o Have any incentive to develop alternatives for you other than a sale to Weyerhaeuser?
  o Will create a significant distraction during the coming years, which could adversely affect the value of your investment?

Wouldn't your interests be better served by electing Willamette's directors who know the true value of the shares you hold and who are committed to building value for all shareholders, because they themselves own Willamette stock?

Consider these facts:

  o Since the public announcement of Weyerhaeuser's unsolicited proposal, the market value of a composite of shares of comparable companies in the industry (the "Industry Composite")/1/ has appreciated by 26%. Assuming Willamette also appreciated by 26%, the premium implied by the Weyerhaeuser Offer would be only 10%!

  o In addition, over the same period of time, Weyerhaeuser has appreciated by 35%. According to Weyerhaeuser, Willamette "is a unique fit with Weyerhaeuser's core products portfolio"; therefore, by their logic, the Board believes Weyerhaeuser's price performance must be a good proxy for that of Willamette. If Willamette had appreciated by 35%, the implied premium would be only 3%!

  o Your board believes that these premiums are hardly "compelling" as characterized by Weyerhaeuser and, arguably, are understated given our continued relative outperformance.
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/1/   The "Industry Composite" includes Boise Cascade Corporation, Georgia-
Pacific Corporation, International Paper Company, Louisiana-Pacific Corporation, Smurfit-Stone Container Corporation, Temple Inland, Inc. and Weyerhaeuser. Willamette believes the companies included in the "Industry Composite" are most representative of Willamette's business mix.
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  o  Under your current Board's leadership, Willamette has become the low cost integrated producer and premier company in the forest products industry and we believe is well positioned to continue outperforming the industry.

  o Willamette has historically generated superior returns for its shareholders. The average annual return (including re-invested dividends) of the Willamette Common Stock has been more than double that of the Industry Composite over the period 1991 to 2000 (through November 10,
     2000), and has almost matched the S&P 500 performance over that period, despite that index's exceptional performance.

  o Over the last ten years, the Company's average annual EPS growth rate has been over 9%, while the EPS growth of the Industry Composite was approximately zero, on average. Willamette's EPS growth rate over this period was also three times that of a large cap composite comprised of International Paper, Georgia-Pacific and Weyerhaeuser.


Your vote is extremely important to us. We urge you to vote FOR Willamette's nominees when you receive WILLAMETTE'S GREEN proxy card.

Because Weyerhaeuser's premature mailing has needlessly caused confusion, we have answered below some of our shareholders' more frequently asked questions:

What should I do with Weyerhaeuser's gold proxy card?

You don't need to do anything. Simply throw away the gold proxy card. You should wait until you receive our proxy materials, which will be sent in the next few weeks, and which will contain additional detailed information about why we believe Willamette's slate of directors will better represent your interests than Weyerhaeuser's inexperienced nominees.

What should I do if I've already signed the Weyerhaeuser gold card? Can I send in more than one proxy card?

If you have returned Weyerhaeuser's gold proxy card you can revoke your vote at any time up to the annual meeting on June 7 by signing, dating, and returning Willamette's GREEN proxy card.

If I marked the `withhold authority' box on the Weyerhaeuser proxy card, will that count as a vote for Willamette's nominees?

No. It is important to understand that if you have voted `withhold authority' on Weyerhaeuser's gold proxy card, your vote will not be counted one way or the other. To vote in favor of Willamette's nominees you must sign and return the GREEN Willamette proxy card.
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What if I don't vote at all?

Every vote matters. The three director nominees who receive the most votes will be elected, which is why it is vital that you sign and return your GREEN Willamette proxy card if you wish to reelect Willamette's experienced directors.

Why am I getting so many letters and phone calls from Weyerhaeuser?

Because they are aggressively trying to get their paid nominees onto our board, so that their shareholders get the full value of Willamette, not you.

Will I ever get just one card that I can use to vote for either slate of directors?

No, the only way you can vote to reelect Willamette's directors is to sign and return the GREEN Willamette proxy card.

Can I vote by telephone or Internet?

No, because of the proxy contest this year, you must actually sign and return a proxy card for your shares to be voted.

Should I vote before or after the April 16th record date?

You can vote at any time up to the annual meeting on June 7, as long as you are a shareholder as of the close of business on the record date.

Why haven't I received proxy materials from Willamette?

Willamette has only just set a date for our annual meeting. As this meeting is in June, there is plenty of time for you to receive our materials and to vote accordingly.


If you have any additional questions with respect to voting, please call our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

Sincerely yours,

/s/ Duane C. McDougall       /s/ William Swindells

Duane C. McDougall           William Swindells
Chief Executive Officer      Chairman of the Board

Investors are urged to read the proxy statement that will be filed by Willamette in connection with the 2001 annual meeting of shareholders when it becomes available, as well as any solicitation/recommendation statement that has been or may be filed by Willamette, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These documents may also be obtained for free (when available) from Willamette by directing such request to: Willamette Industries, Inc., Attention: Investor Relations, 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, telephone: (503) 227-5581, or MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect) or by e-mail at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Willamette's shareholders is available in the Soliciting Materials on Schedule 14A filed by Willamette with the SEC on January 3, 2001.